Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-267545 on Form F-1 of our reports dated April 15, 2022 relating to the consolidated financial statements of Top Ships Inc. and the effectiveness of Top Ships Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Top Ships Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
December 1, 2022